STANDBY SUPPORT AGREEMENT

     This Standby Support Agreement (this “Agreement”) is made as of the 25th day of March, 2015 by and among Mont Strategies Inc., a Canadian corporation (“Mont Strategies”), and Infrastructure Materials Corp., a Delaware corporation (the “Company”).

     WHEREAS, Mont Strategies is a significant shareholder of the Company and is controlled by a member of the Company’s Board of Directors;

     WHEREAS, as a consequence of Mont Strategies' relationship with the Company, Mont Strategies wishes to provide financial support to assist the Company in meeting its operating expenses; and

WHEREAS, Mont Strategies desires to lend, and the Company desires to borrow, funds over the term of this Agreement; such funds to be used by the Company as working capital, subject to the terms and conditions contained herein.

     NOW, THEREFORE, based upon the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Mont Strategies (each a “Party” and collectively the “Parties”) agree as follows:

1.	Term. The Term of this Agreement shall be two (2) years commencing on the date hereof and ending on the day that is the second anniversary of the date hereof (the “Term”).

2.	Agreement to Support.

a.

During the Term, Mont Strategies agrees to favorably consider making funds available to the Company to be advanced at the discretion of Mont Strategies following written requests of the Company (i) stating the amount of the request and (ii) accompanied by supporting documentation showing the basis for the amount of the request and the projected uses for the funds requested. The supporting documentation required by Mont Strategies shall be in the discretion of Mont Strategies.

b.

The advancement of each loan under this Agreement, if any, shall be made at the sole discretion of Mont Strategies. Nothing in this Agreement constitutes an obligation of Mont Strategies to fund a loan to the Company.

c.

All loans advanced hereunder shall be made pursuant to a demand note and shall be unsecured. Such demand notes shall be pre-payable by the Company at any time and bear interest at four percent (4%) per annum.

d.	All funds advanced hereunder shall be paid in lawful money of the United States of America or Canada.

3.

Insolvency of Company. In the event that the Company shall generally not be able pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or the Company files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within forty-five (45) days); then, upon the said occurrence and continuance of any one or more of such events, Mont Strategies, at its option, may terminate this Agreement.

4.

Assignment; Amendment. This Agreement shall be binding upon the Parties and may not be assigned (directly or indirectly) by either Party without the prior written consent of the other Party. This Agreement may only be amended or modified by a written instrument executed by each of Mont Strategies and the Company.

5.	No Third Party Beneficiaries. This Agreement is for the benefit of the Company only and not for the benefit of any third party or creditor of the Company.

6.	Miscellaneous.

a.	The paragraph headings in this Agreement are for convenience only and are not intended to govern, limit, or affect the meanings of the Articles or Sections.

b.	This constitutes the entire agreement between the Company and Mont Strategies with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral.

c.	No amendments, modifications or additions to this Agreement shall be binding unless in writing and signed by the Parties, except as may herein otherwise be provided.

d.	This Agreement shall be construed, interpreted, and enforced under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

e.

If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity and enforceability of the remainder of this Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision shall then be enforceable and enforced.

f.

The Company and Mont Strategies hereby knowingly, voluntarily and intentionally waive any right to trial by jury they may have in any action or proceeding, in law or in equity, in connection with this Agreement or the transactions related hereto. The Company represents and warrants that no representative or agent of Mont Strategies has represented, expressly or otherwise, that Mont Strategies will not, in the event of litigation, seek to enforce this jury trial waiver. The Company acknowledges that Mont Strategies has been induced to enter into this Agreement by, among other things, the provisions of this section.

g.	This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which shall constitute one instrument.

     IN WITNESS WHEREOF, the Company and Mont Strategies have duly executed this Support Agreement as of the 25th day of March, 2015.

INFRASTRUCTURE MATERIALS CORP.

/s/ Mason Douglas
Mason Douglas, President and CEO

MONT STRATEGIES INC.

/s/ Todd Montgomery
Todd Montgomery, CEO